Exhibit 99.1

NEWS RELEASE

ARTHUR J. GALLAGHER & CO. ANNOUNCES

FIRST QUARTER 2020 FINANCIAL RESULTS

ROLLING MEADOWS, IL, April 30, 2020 — Arthur J. Gallagher & Co. (NYSE: AJG) today reported its financial results for the quarter ended March 31, 2020. Management will host a webcast conference call to discuss these results on Thursday, April 30, 2020 at 5:15 p.m. ET/4:15 p.m. CT. To listen to the call, and for printer-friendly formats of this release and the “Supplemental Quarterly Data” and “CFO Commentary,” which may also be referenced during the call, please visit ajg.com/IR. These documents contain both GAAP and non-GAAP measures. Investors and other users of this information should read carefully the section entitled “Information Regarding Non-GAAP Measures” beginning on page 9.

Summary of Financial Results – First Quarter

Includes the impact of COVID-19 - See Page 2

	Revenues Before						Diluted Net
	Reimbursements		Net Earnings (Loss)		EBITDAC		Earnings (Loss) Per Share
Segment	1st Q 20	1st Q 19	1st Q 20	1st Q 19	1st Q 20	1st Q 19	1st Q 20	1st Q 19	Chg
	(in millions)		(in millions)		(in millions)
Brokerage, as reported	$1,435.6	$1,381.9	$311.4	$309.5	$477.9	$506.7	$1.61	$1.59	1%
Net gains on divestitures	(0.2)	(57.1)	(0.2)	(33.1)	(0.2)	(44.1)	—	(0.17)
Acquisition integration	—	—	5.1	0.3	6.7	0.4	0.03	—
Workforce and lease termination	—	—	5.0	4.7	6.5	6.3	0.02	0.03
Acquisition related adjustments **	—	—	(2.1)	(0.1)	4.6	2.6	(0.01)	—
Levelized foreign currency translation	—	(14.1)	—	(1.5)	—	(3.5)	—	(0.01)
Effective income tax rate impact	—	—	—	2.3	—	—	—	0.01

Brokerage, as adjusted *	1,435.4	1,310.7	319.2	282.1	495.5	468.4	1.65	1.45	14%

Risk Management, as reported	211.8	203.3	19.1	16.2	35.0	34.1	0.10	0.09	11%
Workforce and lease termination	—	—	0.2	0.3	0.3	0.4	—	—
Acquisition related adjustments **	—	—	(0.2)	—	—	—	—	—
Levelized foreign currency translation	—	(2.6)	—	(0.1)	—	(0.2)	—	—
Effective income tax rate impact	—	—	—	0.2	—	—	—	—

Risk Management, as adjusted *	211.8	200.7	19.1	16.6	35.3	34.3	0.10	0.09	11%

Corporate, as reported	181.8	372.3	24.9	26.0	(23.0)	(65.4)	0.08	0.09
Effective income tax rate impact	—	—	—	(1.0)	—	—	—	—

Corporate, as adjusted *	181.8	372.3	24.9	25.0	(23.0)	(65.4)	0.08	0.09

Total Company, as reported	$1,829.2	$1,957.5	$355.4	$351.7	$489.9	$475.4	$1.79	$1.77	1%

Total Company, as adjusted *	$1,829.0	$1,883.7	$363.2	$323.7	$507.8	$437.3	$1.83	$1.63	12%

Total Brokerage & Risk Management, as reported	$1,647.4	$1,585.2	$330.5	$325.7	$512.9	$540.8	$1.71	$1.68	2%

Total Brokerage & Risk Management, as adjusted *	$1,647.2	$1,511.4	$338.3	$298.7	$530.8	$502.7	$1.75	$1.54	14%

*

For first quarter 2020, the pretax impact of the Brokerage segment adjustments totals $10.2 million, with a corresponding adjustment to the provision for income taxes of $2.4 million relating to these items. A detailed reconciliation of the 2020 and 2019 provision (benefit) for income taxes is shown on pages 14 and 15.

**

Historically, our non-GAAP adjustment for “Acquisition related adjustments” has included all amounts for changes in estimated earnouts payable, and revaluations of acquired intangible assets, regardless of cause. This quarter, we have excluded amounts caused by COVID-19: Excludes net earnings of $69.4 million ($0.36 diluted net earnings per share) from changes in earn-outs payable, and excludes net losses of $34.4 million ($0.18 diluted net loss per share) related to intangible asset revaluations. See page 2 for further details by segment.

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“We are extremely pleased with our first quarter performance, even with the economic deterioration caused by COVID-19,” said J. Patrick Gallagher, Jr., Chairman, President and CEO. “Our teams have not missed a step; all the while placing health and safety first. We are servicing our clients, we are selling new business, we continue to look at merger and acquisition opportunities, and our bedrock culture keeps our teams working together in these challenging times.

“In the first quarter, we grew our Brokerage and Risk Management revenues – both organically and through M&A, we continued our disciplined processes to optimize our workforce and utilize our centers of excellence, and we improved productivity and raised our quality. Our first quarter financial results reflect our best estimate of the accounting impact of the COVID-19 crisis, but still show our solid financial and operational condition and we have ample liquidity.

“Looking forward, while I’m encouraged by the resiliency of our business thus far in April, we are balancing that early information with the reality that deteriorating economic conditions will likely impact our future financial performance. Accordingly, we are taking appropriate measures to make expense-base adjustments in a staged, contemplative manner over the coming months.

“Finally, this is different than the 2008 and 2009 financial crisis when insurance premium rates were dropping nearly double-digits. Rather, today rates continue to increase mid-to-high single digits and loss conditions could deteriorate over the next year or so leading to a difficult rate and conditions environment in certain lines. More than ever, these are times when our global capabilities and resources support our local professionals as they help our customers navigate these challenging times. I would like to thank every Gallagher professional for their constant and tireless focus on delivering the very best insurance brokerage, consulting and risk management services to our customers around the world.”

COVID-19 Impact to Reported GAAP Information on Page 1

(Dollars in millions, except per share data)			Provision
			for		Impact to
	Total		Income	Net	Diluted
	Revenues	Expenses	Taxes	Earnings	Net EPS	EBITDAC
Impact on Brokerage Segment
Increased estimated audits, cancellations, and mid-term policy adjustments	$(15.1)
Decrease in estimated covered lives	(17.6)
Decrease in volume and loss-ratio sensitive contingent contracts	(8.4)

Total impact on revenues	(41.1)	$—	$(9.9)	$(31.2)		$(41.1)

Reduced variable compensation and changes to deferred expense related to revenues	—	(2.6)	0.6	2.0		2.6
Increased bad debts and other operating expenses	—	8.2	(2.0)	(6.2)		(8.2)
Impaired amortizable intangible customer lists	—	45.3	(10.9)	(34.4)		—
Decrease in estimated earn-out payables	—	(87.3)	21.0	66.3		—

Total impact on Brokerage Segment	(41.1)	(36.4)	(1.2)	(3.5)	$(0.02)	(46.7)

Impact on Risk Management Segment
Mid-term revenue adjustments	(1.1)	—	(0.3)	(0.8)		(1.1)
Decrease in estimated earn-out payables	—	(4.2)	1.1	3.1		—

Total impact on Risk Management Segment	(1.1)	(4.2)	0.8	2.3	0.01	(1.1)

Impact on Total Company	$(42.2)	$(40.6)	$(0.4)	$(1.2)	$(0.01)	$(47.8)

COVID-19 Impact on Financial Performance

The table above shows the impact on our first quarter financial results due to the COVID-19 crisis and related economic conditions, predominately driven by changes in our best accounting estimates related to our ultimate revenues on contracts with effective dates prior to April 1, 2020 in accordance with ASC 606, changes in estimates for bad debts in accordance with ASC 326, revaluation of intangible assets, and revised estimates of earn-out payables. As we estimate future economic contraction as a result of the COVID-19 global pandemic we considered the following:

•

In our Brokerage operations, we did not see meaningful changes to new business, lost business or renewed business in the first quarter or second quarter to date, and we continued to see increases in premium rates. However, we do expect to see declining client exposure units (i.e., insured values, payrolls, employees, miles driven, etc.), which will impact our ultimate revenues. In the future, further premium rate increases may partially offset declines in exposure units.

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•

In our Risk Management operations we have already seen a meaningful decline in new claims arising from retail, hospitality, restaurant and transportation clients during the last two weeks of March, which has persisted into April, and could continue into future quarters.

•

Our clean energy investments saw lower coal-generated electricity consumption in the U.S. due to reduced economic activity, as well as falling natural gas prices due to excess supply. Both of these conditions, which began in mid-to-late March, have continued into April and could last for a prolonged period of time.

For all of these estimates, we also considered other factors, including but not limited to: Gallagher’s client concentration by industry and size; the property casualty rate environment; 2020 quarterly economic forecasts of global GDP; global unemployment peaking during the third quarter of 2020; announced government programs and fiscal stimulus across a range of countries; our historical financial performance during 2002 and 2003 post-9-11, and 2008 and 2009 during the financial crisis; an analysis of Earnest Research’s consumer spending data trends; and a return to 2019 levels of organic revenue growth during 2021.

COVID-19 Impact on Operational Performance

We activated our business continuity plan in mid-March. More than 99% of our staff is working remotely. All of our office locations are closed, with the exception of very limited building maintenance and mailroom staff. Of our more than 34,000 employees, we have fewer than 50 confirmed cases of COVID-19, all of which contracted the virus outside of our office locations.

We believe our service levels are unchanged from pre-pandemic levels, having only experienced very limited minor temporary disruptions in our operations. Given the deterioration in economic conditions, and depending on the severity and duration of the economic downturn, we are actively managing costs through eliminating discretionary spending, reducing travel and entertainment expenses, limiting use of temporary help and consultants, increasing utilization of our centers of excellence, and implementing a support-layer hiring and wage freeze. In addition, we are planning on contracting and/or furloughing portions of our workforce where volumes have declined significantly and normal attrition is not sufficient; we expect these furlough, attrition and other actions to impact less than 4% of our global workforce. Additional expense related to these workforce changes may total $30 million spread over the next three quarters. While the impact of these measures was minimal in the first quarter, we believe these expense-base actions will save substantial costs, perhaps as much $50 million to $75 million per quarter. We have approximately $1.1 billion of available liquidity at April 30, 2020. While cash receipts have slowed slightly in April as carriers and regulators have extended terms to insureds, this would be mitigated by the expense reductions indicated above, the acceleration of payments under certain supplemental agreements with carriers, the reduction of non-client facing, capital expenditures and continuing to improve working capital management.

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Brokerage Segment Reported GAAP to Adjusted Non-GAAP Reconciliations (dollars in millions):

Organic Revenues (Non-GAAP)		1st Q 2020	1st Q 2019
Base Commissions and Fees
Commissions and fees, as reported		$1,313.0	$1,202.2
Less commissions and fees from acquisitions		(90.8)	—
Less divested operations and program repricing		—	(12.0)
Levelized foreign currency translation		—	(12.2)

Organic base commissions and fees		$1,222.2	$1,178.0

Supplemental Revenues
Supplemental revenues, as reported		$59.0	$56.7
Less supplemental revenues from acquisitions		(2.5)	—
Levelized foreign currency translation		—	(0.6)

Organic supplemental revenues		$56.5	$56.1

Contingent Revenues
Contingent revenues, as reported		$45.1	$48.0
Less contingent revenues from acquisitions		(2.0)	—
Levelized foreign currency translation		—	(0.3)

Organic contingent revenues		$43.1	$47.7

Total reported commissions, fees, supplemental revenues and contingent revenues		$1,417.1	$1,306.9
Less commissions, fees, supplemental revenues and contingent revenues from acquisitions		(95.3)	—
Less divested operations and program repricing		—	(12.0)
Levelized foreign currency translation		—	(13.1)

Total organic commissions, fees, supplemental revenues and contingent revenues	*	$1,321.8	$1,281.8

*

Total organic revenues in first quarter 2020 were up $40.0 million or 3.1% over first quarter 2019 as detailed in the table above, and includes a 3.2% negative impact ($41.1 million) in COVID-19 related changes in estimated revenues related to policies and services provided under contracts dated prior to April 1, 2020. Our services were substantially complete for those contracts during the first quarter, but future audits, cancellations, mid-term adjustments, decreases in estimated covered lives and decreases from volume and loss ratio sensitive contingent contracts, are estimated to reduce the amount of revenues we ultimately earn - see page 2 for additional details.

Acquisition Activity	1st Q 2020	1st Q 2019
Number of acquisitions closed *	8	11
Estimated annualized revenues acquired (in millions)	$124.2	$71.2

*	In the first quarter of 2020, Gallagher issued 694,000 shares at the request of sellers and/or in connection with tax-free exchange acquisitions.

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Brokerage Segment Reported GAAP to Adjusted Non-GAAP Reconciliations (continued) (dollars in millions):

Compensation Expense and Ratios		1st Q 2020	1st Q 2019
Compensation expense, as reported		$752.8	$677.2
Acquisition integration		(3.8)	—
Workforce and lease termination related charges		(5.6)	(2.2)
Acquisition related adjustments		(4.6)	(2.6)
Levelized foreign currency translation		—	(7.8)

Compensation expense, as adjusted		$738.8	$664.6

Reported compensation expense ratios using reported revenues on page 1	*	52.4%	49.0%

Adjusted compensation expense ratios using adjusted revenues on page 1	**	51.5%	50.7%

*

Reported first quarter 2020 compensation ratio was 3.4 pts higher than first quarter 2019. This ratio was primarily impacted by the first quarter 2019 net gain from divestitures of 2.1 pts, and increases in severance and integration expenses totaling 0.6 pts, offset in part by savings in base and incentive compensation related to headcount controls. In addition, COVID-19 related revenue and expense items detailed on page 2 increased the reported first quarter compensation ratio by 1.3 pts.

**

Adjusted first quarter 2020 compensation ratio was 0.8 pts higher than first quarter 2019. This ratio was adversely impacted by COVID-19 related revenue and expense items detailed on page 2, which increased the ratio by 1.3 pts, offset in part by savings in base and incentive compensation related to headcount controls.

Operating Expense and Ratios		1st Q 2020	1st Q 2019
Operating expense, as reported		$204.9	$198.0
Acquisition integration		(2.9)	(0.4)
Workforce and lease termination related charges		(0.9)	(4.1)
Costs related to divestures		—	(13.0)
Levelized foreign currency translation		—	(2.8)

Operating expense, as adjusted		$201.1	$177.7

Reported operating expense ratios using reported revenues on page 1	*	14.3%	14.3%

Adjusted operating expense ratios using adjusted revenues on page 1	**	14.0%	13.6%

*

Reported first quarter 2020 operating expense ratio was flat compared to first quarter 2019. This ratio was primarily impacted by the first quarter 2019 net gain from divestitures of 0.4 pts and an increase in integration expenses, offset in part by savings in travel and meeting expenses, technology expenses, and reduced workforce and lease termination expenses. In addition, COVID-19 related revenue and expense items detailed on page 2 increased the reported first quarter operating ratio by 0.9 pts.

**

Adjusted first quarter 2020 operating expense ratio was 0.4 pts higher than first quarter 2019. This ratio was primarily impacted by COVID-19 related revenue and expense items detailed on page 2, which increased the ratio by 0.9 pts, offset in part by savings in travel and meeting expenses, technology expenses, and reduced workforce and lease termination expenses.

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Brokerage Segment Reported GAAP to Adjusted Non-GAAP Reconciliations (continued) (dollars in millions):

Net Earnings to Adjusted EBITDAC (Non-GAAP)		1st Q 2020	1st Q 2019
Net earnings, as reported	*	$311.4	$309.5
Provision for income taxes		99.4	102.9
Depreciation		17.6	16.2
Amortization		134.2	75.5
Change in estimated acquisition earnout payables		(84.7)	2.6

EBITDAC		477.9	506.7

Net gains on divestitures		(0.2)	(44.1)
Acquisition integration		6.7	0.4
Workforce and lease termination related charges		6.5	6.3
Acquisition related adjustments		4.6	2.6
Levelized foreign currency translation		—	(3.5)

EBITDAC, as adjusted	**	$495.5	$468.4

Net earnings margin, as reported using reported revenues on page 1	***	21.7%	22.4%

EBITDAC margin, as adjusted using adjusted revenues on page 1	****	34.5%	35.7%

*

Reported net earnings in first quarter 2020 were up $1.9 million or approximately 1% over first quarter 2019 and includes the adverse net impact of $3.5 million related to COVID-19 as detailed on page 2, thereby reducing net earnings growth by 0.5%. In addition, first quarter 2019 net earnings included a one-time net gain of $33.1 million from divestitures, thereby decreasing 2020 net earnings growth by 12%.

**

Adjusted EBITDAC in first quarter 2020 was up $27.1 million, or 5.8% over first quarter 2019, and includes the adverse net impact of $46.7 million related to COVID-19 as detailed on page 2, thereby reducing adjusted EBITDAC growth by 10%.

***

Net earnings margin of 21.7% in first quarter 2020 includes the favorable impact of 0.4 pts due to the net impact of COVID-19 items as detailed on page 2. In addition, first quarter 2019 reported net earnings margin was 22.4% but includes the favorable net impact of $33.1 million related to a one-time net gain from divestitures, or 1.5 pts.

****	Adjusted EBITDAC margin in first quarter 2020 was 34.5% and includes the adverse net impact of $46.7 million, or 2.2 pts related to COVID-19 as detailed on page 2.

Risk Management Segment Reported GAAP to Adjusted Non-GAAP Reconciliations (dollars in millions):

Organic Revenues (Non-GAAP)		1st Q 2020	1st Q 2019
Fees		$210.2	$201.6
International performance bonus fees		1.3	1.3

Fees as reported		211.5	202.9

Less fees from acquisitions		(2.9)	—
Levelized foreign currency translation		—	(2.6)

Organic fees	*	$208.6	$200.3

*

Total organic revenues in first quarter 2020 were up $8.3 million or 4.1% over first quarter 2019 as detailed in the table above, and includes the negative impact of $1.1 million in COVID-19 related changes in estimated revenues related to services provided under contracts dated prior to April 1, 2020. The impact of this change was to reduce total organic revenue growth by 0.6%. Our services were substantially complete for those contracts during the first quarter, but future mid-term adjustments are estimated to reduce the amount of revenues we ultimately earn.

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Risk Management Segment Reported GAAP to Adjusted Non-GAAP Reconciliations (continued) (dollars in millions):

Compensation Expense and Ratios		1st Q 2020	1st Q 2019
Compensation expense, as reported		$130.9	$124.8
Workforce and lease termination related charges		(0.3)	(0.4)
Levelized foreign currency translation		—	(1.8)

Compensation expense, as adjusted		$130.6	$122.6

Reported compensation expense ratios using reported revenues (before reimbursements) on page 1	*	61.8%	61.4%

Adjusted compensation expense ratios using adjusted revenues (before reimbursements) on page 1	*	61.7%	61.1%

*

Reported first quarter 2020 compensation ratio was 0.4 pts higher than first quarter 2019. Adjusted first quarter 2020 compensation ratio was 0.6 pts higher than first quarter 2019. Both ratios were primarily impacted by increases in stock-based compensation costs related to the increase in our stock price, partially offset by savings in temporary help. In addition, COVID-19 related revenue and expense items detailed on page 2 increased both ratios by 0.3 pts.

Operating Expense and Ratios		1st Q 2020	1st Q 2019
Operating expense, as reported		$45.9	$44.4
Levelized foreign currency translation		—	(0.6)

Operating expense, as adjusted		$45.9	$43.8

Reported operating expense ratios using reported revenues (before reimbursements) on page 1	*	21.7%	21.8%

Adjusted operating expense ratios using reported revenues (before reimbursements) on page 1	*	21.7%	21.8%

*

Reported and adjusted first quarter operating expense ratios were 0.1 pts lower than first quarter 2019. Both ratios were primarily impacted by savings in travel and meeting expenses, partially offset by increases in professional fees and technology expenses. In addition, COVID-19 related revenue and expense items detailed on page 2 increased both ratios by 0.1 pts.

Net Earnings to Adjusted EBITDAC (Non-GAAP)		1st Q 2020	1st Q 2019
Net earnings, as reported	*	$19.1	$16.2
Provision for income taxes		6.5	5.8
Depreciation		12.3	10.8
Amortization		1.4	1.0
Change in estimated acquisition earnout payables		(4.3)	0.3

EBITDAC		35.0	34.1
Workforce and lease termination related charges		0.3	0.4
Levelized foreign currency translation		—	(0.2)

EBITDAC, as adjusted	**	$35.3	$34.3

Net earnings margin, as reported using reported revenues (before reimbursements) on page 1	***	9.0%	8.0%

EBITDAC margin, as adjusted using adjusted revenues (before reimbursements) on page 1	****	16.7%	17.1%

*

Reported net earnings in first quarter 2020 were up $2.9 million, or approximately 18% over first quarter 2019, and includes the favorable net impact of $2.3 million related to COVID-19 as detailed on page 2, thereby improving net earnings growth by 14%.

**

Adjusted EBITDAC in first quarter 2020 was up $1.0 million, or 2.9% over first quarter 2019, and includes the adverse net impact of $1.1 million related to COVID-19 as detailed on page 2, thereby reducing adjusted EBITDAC growth by 3.2%.

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***	Net earnings margin of 9.0% in first quarter 2020 and includes the favorable impact of 113 basis points due to the net impact of COVID-19 items as detailed on page 2.

****

Adjusted EBITDAC margin was 16.7% in first quarter 2020 and 17.1% in first quarter 2019. First quarter 2020 adjusted EBITDAC margin was adversely impacted by 43 basis points due to the net impact of COVID-19 items as detailed on page 2.

Corporate Segment Reported GAAP Information (dollars in millions):

	2020			2019
	Pretax Loss	Income Tax (Provision) Benefit	Net Earnings (Loss) Attributable to Controlling Interests	Pretax Loss	Income Tax (Provision) Benefit	Net Earnings (Loss) Attributable to Controlling Interests
1st Quarter
Interest and banking costs	$(51.8)	$13.0	$(38.8)	$(41.1)	$10.7	$(30.4)
Clean energy related (1)	(23.9)	76.4	52.5	(53.5)	115.0	61.5
Acquisition costs	(2.7)	0.2	(2.5)	(3.9)	0.6	(3.3)
Corporate (2)	(10.4)	15.7	5.3	(21.9)	12.3	(9.6)

Corporate, as reported	(88.8)	105.3	16.5	(120.4)	138.6	18.2
Adjustments
Effective income tax rate impact (2)	—	—	—	—	(1.0)	(1.0)

Components, as adjusted
Interest and banking costs	(51.8)	13.0	(38.8)	(41.1)	10.7	(30.4)
Clean energy related (1)	(23.9)	76.4	52.5	(53.5)	115.0	61.5
Acquisition costs	(2.7)	0.2	(2.5)	(3.9)	0.6	(3.3)
Corporate (2)	(10.4)	15.7	5.3	(21.9)	11.3	(10.6)

Components of Corporate Segment, as adjusted	$(88.8)	$105.3	$16.5	$(120.4)	$137.6	$17.2

(1)	Pretax loss for the first quarter is presented net of amounts attributable to noncontrolling interests of $8.4 million in 2020 and $7.8 million in 2019.

(2)	Corporate includes the impact on Q1 2019 for the decrease in the annual effective income tax rate used to compute the provision for income taxes for full year 2019 that occurred in Q4 2019.

Interest and banking costs and debt - At March 31, 2020, Gallagher had $4,498.0 million of borrowings from private placements, $280.0 million of short-term borrowings under its line of credit facility and $122.6 million outstanding under a revolving loan facility that provides funding for premium finance receivables, which are fully collateralized by the underlying premiums held by insurance carriers, and as such are excluded from our debt covenant computations.

Clean energy - Consists of the operating results related to our investments in 34 clean coal production plants and royalty income from clean coal licenses related to Chem-Mod LLC. Additional information regarding these results is available in the “CFO Commentary” at ajg.com/IR.

Acquisition costs - Consists mostly of external professional fees and other due diligence costs related to acquisitions.

Corporate - Consists of overhead allocations mostly related to corporate staff compensation and other corporate level activities. In addition, this includes the tax expense related to the impact of the U.S. tax legislation passed in December 2017 - principally the partial taxation of foreign earnings, nondeductible executive compensation and entertainment expenses.

Income Taxes

Gallagher allocates the provision for income taxes to its Brokerage and Risk Management segments using the local country statutory rates. Gallagher’s consolidated effective tax rate for the quarters ended March 31, 2020 and 2019 was 0.2% and (9.3)%, respectively, which was lower than the statutory rate due to the amount of IRC Section 45 tax credits. In fourth quarter 2019, Gallagher lowered its U.S. effective income tax rate from 26% to 25%.

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Webcast Conference Call

Gallagher will host a webcast conference call on Thursday, April 30, 2020 at 5:15 p.m. ET/4:15 p.m. CT. To listen to this call, please go to ajg.com/IR. The call will be available for replay at such website for at least 90 days.

About Arthur J. Gallagher & Co.

Arthur J. Gallagher & Co., an international insurance brokerage and risk management services firm, is headquartered in Rolling Meadows, Illinois, has operations in 49 countries and offers client-service capabilities in more than 150 countries around the world through a network of correspondent brokers and consultants.

Cautionary Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipates,” “believes,” “contemplates,” “see,” “should,” “could,” “will,” “estimates,” “expects,” “intends,” “plans” and variations thereof and similar expressions, are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding (i) future actions the Company may take in response to the disruption caused by COVID-19; (ii) anticipated future results or performance of any segment or the Company as a whole; (iii) the premium rate environment and the state of insurance markets; and (iv) the economic environment.

Gallagher’s actual results may differ materially from those contemplated by the forward-looking statements. Readers are therefore cautioned against relying on any of the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include changes in worldwide and national economic conditions, including the effects of the coronavirus (COVID-19); or other factors like Brexit; trade wars or tariffs; changes in premium rates and in insurance markets generally; and changes in the insurance brokerage industry’s competitive landscape.

In particular, the global spread of COVID-19 has created significant volatility and uncertainty and economic disruption that may impact our forward-looking statements. The extent to which the pandemic impacts our business, operations and financial results will depend on numerous evolving factors, many of which are not within our control and that we may not be able to accurately predict, including: its duration and scope; governmental, business and individuals’ actions that have been and continue to be taken in response to the pandemic; the impact of the pandemic on economic activity and actions taken in response; the effect on our clients and client demand for our services; our ability to sell and provide our services, including limitations on travel and difficulties of our clients and employees working from home and closure of their facilities; the ability of our clients to pay their insurance premiums which could impact our commission and fee revenues for our services; the nature and extent of possible claims that might impact the ability of underwriting enterprises to pay supplemental and contingent commissions; the decrease in new arising workers’ compensation and general liability claims; the long-term impact of closing our offices and our employees working from home; the impact on lost revenue on our employees’ variable and base compensation levels; the impact of reduced investments and postponements related to business modernization projects; the impact of furloughed or terminated employees; and the impact of reduced advertising and sponsorship investments.

Please refer to Gallagher’s filings with the SEC, including Item 1A, “Risk Factors,” of its Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for a more detailed discussion of these and other factors that could impact its forward-looking statements. The COVID-19 pandemic currently amplifies, and in the future could continue to amplify, the risks, uncertainties and assumptions, reflected in such risk factors. Any forward-looking statement made by Gallagher in this press release speaks only as of the date on which it is made. Except as required by applicable law, Gallagher does not undertake to update the information included herein or the corresponding earnings release posted on Gallagher’s website.

Information Regarding Non-GAAP Measures

In addition to reporting financial results in accordance with GAAP, this press release provides information regarding EBITDAC, EBITDAC margin, adjusted EBITDAC, adjusted EBITDAC margin, diluted net earnings per share, as adjusted (adjusted EPS), adjusted revenue, adjusted compensation and operating expenses, adjusted compensation expense ratio, adjusted operating expense ratio and organic revenue. These measures are not in accordance with, or an alternative to, the GAAP information provided in this press release. Gallagher’s management believes that these presentations provide useful information to management, analysts and investors regarding financial and business trends relating to Gallagher’s results of operations and financial condition or because they provide investors with measures that our chief operating decision maker uses when reviewing the company’s performance. See further below for definitions and additional reasons each of these measures is useful to investors. Gallagher’s industry peers may provide similar supplemental non-GAAP information with respect to one or more of these measures, although they may not use the same or comparable terminology and may not make identical adjustments. The non-GAAP information provided by Gallagher should be used in addition to, but not as a substitute for, the GAAP information provided. As disclosed in its most recent Proxy Statement, Gallagher makes determinations regarding certain elements of executive officer compensation, performance share awards and annual cash incentive awards, partly on the basis of measures related to adjusted EBITDAC. Certain reclassifications have been made to the prior year amounts reported in this press release in order to conform them to the current year presentation.

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Adjusted Non-GAAP presentation - Gallagher believes that the adjusted non-GAAP presentations of the current and prior period information presented in this earnings release provide stockholders and other interested persons with useful information regarding certain financial metrics of Gallagher that may assist such persons in analyzing Gallagher’s operating results as they develop a future earnings outlook for Gallagher. The after-tax amounts related to the adjustments were computed using the normalized effective tax rate for each respective period. See pages 13 and 14 for a reconciliation of the adjustments made to income taxes.

•

Adjusted measures - Revenues (for the Brokerage segment), revenues before reimbursements (for the Risk Management segment), net earnings, compensation expense and operating expense, respectively, each adjusted to exclude the following, as applicable:

•

Net gains on divestitures, which are primarily net proceeds received related to sales of books of business and other divestiture transactions, such as the disposal of a business through sale or closure.

•	Costs related to divestitures, which include legal and other costs related to certain operations that are being exited by Gallagher.

•

Acquisition integration costs, which include costs related to certain large acquisitions, outside the scope of the usual tuck-in strategy, not expected to occur on an ongoing basis in the future once Gallagher fully assimilates the applicable acquisition. These costs are typically associated with redundant workforce, extra lease space, duplicate services and external costs incurred to assimilate the acquisition with our IT related systems.

•	Workforce related charges, which primarily include severance costs (either accrued or paid) related to employee terminations and other costs associated with redundant workforce.

•	Lease termination related charges, which primarily include costs related to terminations of real estate leases and abandonment of leased space.

•

Acquisition related adjustments, which include change in estimated acquisition earnout payables adjustments, impairment charges and acquisition related compensation charges. Prior to first quarter 2019, this adjustment also reflected impacts of acquisition valuation true-ups. Historically, our non-GAAP adjustment for “Acquisition related adjustments” has included all amounts for changes in estimated earnouts payable, and revaluations of acquired intangible assets, regardless of cause. This quarter, we have excluded amounts caused by COVID-19: Excludes net earnings of $69.4 million ($0.36 diluted net earnings per share) from changes in earn-outs payable, and excludes net losses of $34.4 million ($0.18 diluted net loss per share) related to intangible asset revaluations. See page 2 for further details by segment.

•

The impact of foreign currency translation, as applicable. The amounts excluded with respect to foreign currency translation are calculated by applying current year foreign exchange rates to the same periods in the prior year.

•

Effective income tax rate impact, which represents the impact related to prior quarters in 2019 for the decrease in the effective income tax rate used to compute the provision for income taxes in fourth quarter 2019.

•	Adjusted ratios - Adjusted compensation expense and adjusted operating expense, respectively, each divided by adjusted revenues.

Non-GAAP Earnings Measures

•

EBITDAC and EBITDAC margin - EBITDAC is net earnings before interest, income taxes, depreciation, amortization and the change in estimated acquisition earnout payables and EBITDAC margin is EBITDAC divided by total revenues (for the Brokerage segment) and revenues before reimbursements (for the Risk Management segment). These measures for the Brokerage and Risk Management segments provide a meaningful representation of Gallagher’s operating performance and, for the overall business, provide a meaningful way to measure its financial performance on an ongoing basis.

•

Adjusted EBITDAC and Adjusted EBITDAC Margin - Adjusted EBITDAC is EBITDAC adjusted to exclude net gains on divestitures, acquisition integration costs, workforce related charges, lease termination related charges, acquisition related adjustments and the period-over-period impact of foreign currency translation, as applicable and Adjusted EBITDAC margin is Adjusted EBITDAC divided by total adjusted revenues (defined above). These measures for the Brokerage and Risk Management segments provide a meaningful representation of Gallagher’s operating performance, and for the overall business are also presented to improve the comparability of our results between periods by eliminating the impact of the items that have a high degree of variability.

•

Adjusted EPS and Adjusted Net Earnings - Adjusted net earnings have been adjusted to exclude the after-tax impact of net gains on divestitures, acquisition integration costs, the impact of foreign currency translation, workforce related charges, lease termination related charges, acquisition related adjustments and effective income tax rate impact, as applicable. Adjusted EPS is Adjusted Net Earnings divided by diluted weighted average shares outstanding. This measure provides a meaningful representation of Gallagher’s operating performance (and as such should not be used as a measure of Gallagher’s liquidity), and for the overall business is also presented to improve the comparability of our results between periods by eliminating the impact of the items that have a high degree of variability.

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Organic Revenues (a non-GAAP measure) - For the Brokerage segment, organic change in base commission and fee revenues, supplemental revenues and contingent revenues exclude the first twelve months of such revenues generated from acquisitions and such revenues related to divested operations and program repricing in each year presented. These revenues are excluded from organic revenues in order to help interested persons analyze the revenue growth associated with the operations that were a part of Gallagher in both the current and prior period. In addition, organic change in base commission and fee revenues, supplemental revenues and contingent revenues excludes the period-over-period impact of foreign currency translation. For the Risk Management segment, organic change in fee revenues excludes the first twelve months of fee revenues generated from acquisitions and the fee revenues related to operations disposed of in each year presented. In addition, change in organic growth excludes the period-over-period impact of foreign currency translation to improve the comparability of our results between periods by eliminating the impact of the items that have a high degree of variability or are due to the limited-time nature of these revenue sources.

These revenue items are excluded from organic revenues in order to determine a comparable, but non-GAAP, measurement of revenue growth that is associated with the revenue sources that are expected to continue in the current year and beyond. Gallagher has historically viewed organic revenue growth as an important indicator when assessing and evaluating the performance of its Brokerage and Risk Management segments. Gallagher also believes that using this non-GAAP measure allows readers of our financial statements to measure, analyze and compare the growth from its Brokerage and Risk Management segments in a meaningful and consistent manner.

Reconciliation of Non-GAAP Information Presented to GAAP Measures - This press release includes tabular reconciliations to the most comparable GAAP measures, as follows: for EBITDAC (on pages 12 and 13), for adjusted revenues, adjusted EBITDAC and adjusted diluted net earnings per share (on page 1), for organic revenue measures (on pages 4 and 6, respectively, for the Brokerage and Risk Management segments), for adjusted compensation and operating expenses and adjusted EBITDAC margin (on pages 5, 6 and 7, respectively, for the Brokerage and Risk Management segments).

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Arthur J. Gallagher & Co.

Reported Statement of Earnings and EBITDAC - 1st Qtr Ended March 31,

(Unaudited - in millions except per share, percentage and workforce data)

	1st Q Ended	1st Q Ended
	Mar 31, 2020	Mar 31, 2019
Brokerage Segment
Commissions	$1,017.2	$940.4
Fees	295.8	261.8
Supplemental revenues	59.0	56.7
Contingent revenues	45.1	48.0
Investment income and net gains on divestitures	18.5	75.0

Total revenues	1,435.6	1,381.9

Compensation	752.8	677.2
Operating	204.9	198.0
Depreciation	17.6	16.2
Amortization	134.2	75.5
Change in estimated acquisition earnout payables	(84.7)	2.6

Expenses	1,024.8	969.5

Earnings before income taxes	410.8	412.4
Provision for income taxes	99.4	102.9

Net earnings	311.4	309.5
Net earnings attributable to noncontrolling interests	0.7	9.8

Net earnings attributable to controlling interests	$310.7	$299.7

EBITDAC
Net earnings	$311.4	$309.5
Provision for income taxes	99.4	102.9
Depreciation	17.6	16.2
Amortization	134.2	75.5
Change in estimated acquisition earnout payables	(84.7)	2.6

EBITDAC	$477.9	$506.7

	1st Q Ended	1st Q Ended
	Mar 31, 2020	Mar 31, 2019
Risk Management Segment
Fees	$211.5	$202.9
Investment income	0.3	0.4

Revenues before reimbursements	211.8	203.3
Reimbursements	37.7	33.1

Total revenues	249.5	236.4

Compensation	130.9	124.8
Operating	45.9	44.4
Reimbursements	37.7	33.1
Depreciation	12.3	10.8
Amortization	1.4	1.0
Change in estimated acquisition earnout payables	(4.3)	0.3

Expenses	223.9	214.4

Earnings before income taxes	25.6	22.0
Provision for income taxes	6.5	5.8

Net earnings	19.1	16.2
Net earnings attributable to noncontrolling interests	—	—

Net earnings attributable to controlling interests	$19.1	$16.2

EBITDAC
Net earnings	$19.1	$16.2
Provision for income taxes	6.5	5.8
Depreciation	12.3	10.8
Amortization	1.4	1.0
Change in estimated acquisition earnout payables	(4.3)	0.3

EBITDAC	$35.0	$34.1

See “Information Regarding Non-GAAP Measures” on page 9 of 15.

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Arthur J. Gallagher & Co.

Reported Statement of Earnings and EBITDAC - 1st Qtr Ended March 31,

(Unaudited - in millions except share and per share data)

	1st Q Ended	1st Q Ended
	Mar 31, 2020	Mar 31, 2019
Corporate Segment
Revenues from consolidated clean coal facilities	$167.9	$356.4
Royalty income from clean coal licenses	13.9	16.6
Loss from unconsolidated clean coal facilities	—	(0.7)

Total revenues	181.8	372.3

Cost of revenues from consolidated clean coal facilities	185.4	382.5
Compensation	12.5	35.1
Operating	6.9	20.1
Interest	50.5	40.2
Depreciation	6.9	7.0

Expenses	262.2	484.9

Loss before income taxes	(80.4)	(112.6)
Benefit for income taxes	(105.3)	(138.6)

Net earnings	24.9	26.0
Net earnings attributable to noncontrolling interests	8.4	7.8

Net earnings attributable to controlling interests	$16.5	$18.2

EBITDAC
Net earnings	$24.9	$26.0
Benefit for income taxes	(105.3)	(138.6)
Interest	50.5	40.2
Depreciation	6.9	7.0

EBITDAC	$(23.0)	$(65.4)

	1st Q Ended	1st Q Ended
	Mar 31, 2020	Mar 31, 2019
Total Company
Commissions	$1,017.2	$940.4
Fees	507.3	464.7
Supplemental revenues	59.0	56.7
Contingent revenues	45.1	48.0
Investment income and net gains on divestitures	18.8	75.4
Revenues from clean coal activities	181.8	372.3

Revenues before reimbursements	1,829.2	1,957.5
Reimbursements	37.7	33.1

Total revenues	1,866.9	1,990.6

Compensation	896.2	837.1
Operating	257.7	262.5
Reimbursements	37.7	33.1
Cost of revenues from clean coal activities	185.4	382.5
Interest	50.5	40.2
Depreciation	36.8	34.0
Amortization	135.6	76.5
Change in estimated acquisition earnout payables	(89.0)	2.9

Expenses	1,510.9	1,668.8

Earnings before income taxes	356.0	321.8
Provision (benefit) for income taxes	0.6	(29.9)

Net earnings	355.4	351.7
Net earnings attributable to noncontrolling interests	9.1	17.6

Net earnings attributable to controlling interests	$346.3	$334.1

Diluted net earnings per share	$1.79	$1.77

Dividends declared per share	$0.45	$0.43

EBITDAC
Net earnings	$355.4	$351.7
Provision (benefit) for income taxes	0.6	(29.9)
Interest	50.5	40.2
Depreciation	36.8	34.0
Amortization	135.6	76.5
Change in estimated acquisition earnout payables	(89.0)	2.9

EBITDAC	$489.9	$475.4

See “Information Regarding Non-GAAP Measures” on page 9 of 15.

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Arthur J. Gallagher & Co.

Consolidated Balance Sheet

(Unaudited - in millions except per share data)

	Mar 31, 2020	Dec 31, 2019
Cash and cash equivalents	$352.8	$604.8
Restricted cash	2,280.4	2,019.1
Premiums and fees receivable	7,094.3	5,419.2
Other current assets	799.7	1,074.4

Total current assets	10,527.2	9,117.5
Fixed assets - net	454.3	467.4
Deferred income taxes (includes tax credit carryforwards of $977.1 in 2020 and $962.1 in 2019)	1,003.8	945.6
Other noncurrent assets	674.4	773.6
Right-of-use assets	374.8	393.5
Goodwill	5,555.2	5,618.5
Amortizable intangible assets - net	2,246.8	2,318.7

Total assets	$20,836.5	$19,634.8

Premiums payable to underwriting enterprises	$7,778.7	$6,348.5
Accrued compensation and other current liabilities	1,058.2	1,347.8
Deferred revenue - current	423.3	434.1
Premium financing debt	122.6	170.6
Corporate related borrowings - current	455.0	620.0

Total current liabilities	9,837.8	8,921.0
Corporate related borrowings - noncurrent	4,315.1	3,816.1
Deferred revenue - noncurrent	68.2	69.7
Lease liabilities - noncurrent	319.4	340.9
Other noncurrent liabilities	1,225.9	1,271.6

Total liabilities	15,766.4	14,419.3

Stockholders’ equity:
Common stock - issued and outstanding	189.6	188.1
Capital in excess of par value	3,909.6	3,825.7
Retained earnings	2,161.4	1,901.3
Accumulated other comprehensive loss	(1,231.1)	(759.6)

Total controlling interests stockholders’ equity	5,029.5	5,155.5
Noncontrolling interests	40.6	60.0

Total stockholders’ equity	5,070.1	5,215.5

Total liabilities and stockholders’ equity	$20,836.5	$19,634.8

Arthur J. Gallagher & Co.

Other Information

(Unaudited - data is rounded where indicated)

	1st Q Ended	4th Q Ended	1st Q Ended
	Mar 31, 2020	Dec 31, 2019	Mar 31, 2019
OTHER INFORMATION
Basic weighted average shares outstanding (000s)	188,723	187,355	184,521
Diluted weighted average shares outstanding (000s)	193,239	191,755	188,362
Number of common shares outstanding at end of period (000s)	189,621	188,122	185,252
Workforce at end of period (includes acquisitions):
Brokerage	25,841	25,211	23,130
Risk Management	6,845	6,753	6,435
Total Company	34,015	33,247	30,804

Reconciliation of Non-GAAP Measures - Pre-tax Earnings and Diluted Net Earnings per Share (Unaudited)

(Unaudited - in millions except share and per share data)

	Earnings	Provision		Net Earnings	Net Earnings
	(Loss)	(Benefit)		Attributable to	Attributable to	Diluted Net
	Before Income	for Income		Noncontrolling	Controlling	Earnings
	Taxes	Taxes	Net Earnings	Interests	Interests	per Share
1st Q Ended March 31, 2020
Brokerage, as reported	$410.8	$99.4	$311.4	$0.7	$310.7	$1.61
Net gains on divestitures	(0.2)	—	(0.2)	—	(0.2)	—
Acquisition integration	6.7	1.6	5.1	—	5.1	0.03
Workforce and lease termination	6.5	1.5	5.0	—	5.0	0.02
Acquisition related adjustments	(2.8)	(0.7)	(2.1)	—	(2.1)	(0.01)

Brokerage, as adjusted	$421.0	$101.8	$319.2	$0.7	$318.5	$1.65

Risk Management, as reported	$25.6	$6.5	$19.1	$—	$19.1	$0.10
Workforce and lease termination	0.3	0.1	0.2	—	0.2	—
Acquisition related adjustments	(0.3)	(0.1)	(0.2)	—	(0.2)	—

Risk Management, as adjusted	$25.6	$6.5	$19.1	$—	$19.1	$0.10

See “Information Regarding Non-GAAP Measures” on page 9 of 15.

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Reconciliation of Non-GAAP Measures - Pre-tax Earnings and Diluted Net Earnings per Share (Unaudited) - Continued

(Unaudited - in millions except share and per share data)

	Earnings (Loss) Before Income Taxes	Provision (Benefit) for Income Taxes	Net Earnings	Net Earnings Attributable to Noncontrolling Interests	Net Earnings Attributable to Controlling Interests	Diluted Net Earnings per Share
1st Q Ended March 31, 2019
Brokerage, as reported	$412.4	$102.9	$309.5	$9.8	$299.7	$1.59
Net gains on divestitures	(44.1)	(11.0)	(33.1)	—	(33.1)	(0.17)
Acquisition integration	0.4	0.1	0.3	—	0.3	—
Workforce and lease termination	6.3	1.6	4.7	—	4.7	0.03
Acquisition related adjustments	(0.1)	—	(0.1)	—	(0.1)	—
Effective income tax rate impact	—	(2.3)	2.3	—	2.3	0.01
Levelized foreign currency translation	(2.0)	(0.5)	(1.5)	—	(1.5)	(0.01)

Brokerage, as adjusted	$372.9	$90.8	$282.1	$9.8	$272.3	$1.45

Risk Management, as reported	$22.0	$5.8	$16.2	$—	$16.2	$0.09
Workforce and lease termination	0.4	0.1	0.3	—	0.3	—
Effective income tax rate impact	—	(0.2)	0.2	—	0.2	—
Levelized foreign currency translation	(0.1)	—	(0.1)	—	(0.1)	—

Risk Management, as adjusted	$22.3	$5.7	$16.6	$—	$16.6	$0.09

Corporate, as reported	$(112.6)	$(138.6)	$26.0	$7.8	$18.2	$0.09
Effective income tax rate impact	—	1.0	(1.0)	—	(1.0)	—

Corporate, as adjusted	$(112.6)	$(137.6)	$25.0	$7.8	$17.2	$0.09

See “Information Regarding Non-GAAP Measures” on page 9 of 15.

Contact:

Ray Iardella

Vice President - Investor Relations

630-285-3661 or ray_iardella@ajg.com

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